UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	001-34806	39-1152983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N61 W23044 Harry's Way, Sussex, Wisconsin 53089-3995
(Address of principal executive offices, including zip code)

(414) 566-6000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    In its ongoing effort to better serve the diverse needs of its client base, Quad/Graphics, Inc. announces the restructuring of its U.S. Sales team into two main groups: Marketing Solutions and Publishing Solutions. Using a customer-centric approach, these groups will help Marketers and Publishers take maximum advantage of the Company's full range of integrated multichannel solutions to help them better engage end users and drive improved response.

The Marketing Solutions team will sell the Company's complete continuum of integrated solutions for Catalog, Direct Mail and Retail Insert clients, while the Publishing Solutions team will concentrate on integrated solutions for Magazine, Special Interest Publication and Book clients. Both Sales organizations will be united under the leadership of Dave Blais, Executive Vice President, and collaborate with the Company's other print and service Sales teams to provide a unified sales approach.

In addition to providing a more customer-focused experience, this restructuring is consistent with the Company's ongoing initiatives to integrate operations following its July 2, 2010, acquisition of World Color Press Inc. The Company remains on track with the integration, which is focused on streamlining operations to improve efficiencies and ROI for clients and to create long-term value for shareholders. As a result of today's announced restructuring and the Company's ongoing integration efforts, the Company also announces that Brian Freschi, President of Retail Inserts, Directories, Books & Canada, will no longer be employed by the Company, effective November 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 29, 2011

QUAD/GRAPHICS, INC.

		By:	/s/ Andrew R. Schiesl
Andrew R. Schiesl
Vice President, General Counsel & Secretary

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